Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact: Mollie Condra, Ph.D. HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream Announces Share Repurchase Program

NASHVILLE, Tennessee (September 13, 2023) – HealthStream (Nasdaq: HSTM), a leading healthcare technology platform for workforce solutions, today announced that its Board of Directors has approved a new share repurchase program for the Company’s common stock, under which the Company may repurchase up to $10 million of outstanding shares of common stock.

Pursuant to the authorization, repurchases may be made from time to time in the open market, including under a Rule 10b5-1 plan, through privately negotiated transactions, or otherwise. In addition, any repurchases under the authorization will be subject to prevailing market conditions, liquidity and cash flow considerations, applicable securities laws requirements (including under Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as applicable), and other factors. The share repurchase program will terminate on the earlier of March 31, 2024 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended or discontinued at any time.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been provided in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthStream cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements, including as the result of risks referenced in HealthStream’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023, and in HealthStream’s other filings with the Securities and Exchange Commission from time to time. HealthStream undertakes no obligation to update or revise any such forward-looking statements.

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